Exhibit 99.1

News Release – April 30, 2015

CubeSmart Reports First Quarter 2015 Results: Same-Store NOI Increases 9.5%; FFO Per Share Grows 12.0%

MALVERN, PA -- (Marketwired) – April 30, 2015 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three months ended March 31, 2015.

CubeSmart President and Chief Executive Officer Christopher P. Marr commented, “Our strong performance to start the year demonstrates the Company’s continued ability to leverage its operating platform to drive effective rent and occupancy growth throughout the portfolio. Customer demand trends remain positive and new supply, while picking-up in a few select markets, remains well below historical levels. Heading into the busy rental season, we are well-positioned to deliver on our internal and external growth expectations.”

Key Highlights for the Quarter

•                 Reported funds from operations (“FFO”) per share, as adjusted, of $0.28, representing a year-over-year increase of 12.0%.

•                 Increased same-store (361 facilities) net operating income (“NOI”) 9.5% year over year, driven by 7.0% revenue growth and a 2.0% increase in property operating expenses.

•                 Same-store occupancy averaged 90.7% during the quarter, up 180 basis points year over year; ended the quarter with same-store occupancy of 91.2%.

•                 Closed on seven facility acquisitions totaling $49.3 million.

Funds from Operations

FFO, as adjusted, was $46.8 million for the first quarter of 2015, compared with $35.7 million for the first quarter of 2014.  FFO per share, as adjusted, increased 12.0% to $0.28 for the first quarter of 2015, compared with $0.25 for the same period last year.

Investment Activity

Acquisition Activity

In August 2014, the Company entered into an agreement to acquire 26 properties from investment funds managed by Harrison Street for $223.0 million (the “HSRE Acquisition”). On November 3, 2014, the Company closed on the first tranche of 22 facilities as part of the HSRE Acquisition for an aggregate purchase price of $195.5 million.  On March 18, 2015, CubeSmart closed on the second tranche of the HSRE Acquisition, which included four Illinois facilities, for an aggregate purchase price of $27.5 million.

The Company acquired three additional properties for $21.8 million during the three months ended March 31, 2015.  These acquisitions included one facility in Texas, one in Tennessee and one in Arizona.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage facilities in high-barrier-to-entry locations that are structured either as a purchase at the completion of construction or a joint venture development.

As of March 31, 2015, the Company had four facilities under contract to purchase at completion of construction and the issuance of a certificate of occupancy (“C/O”) for a total acquisition price of $85.2 million.  Three of

First Quarter 2015	Page 1

the properties are located in Texas and one of the properties is located in New York.  The purchase of these four facilities is expected to occur at various times between the second quarter of 2015 and the first quarter of 2016. These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all. Subsequent to quarter end, the Company acquired one of the facilities, located in Dallas, Texas, upon completion of construction and issuance of a C/O for $15.8 million.

At March 31, 2015, the Company had five joint venture development properties under construction.  The Company anticipates investing a total of $115.6 million related to these projects and has invested $39.6 million of that total as of quarter-end.  Four of these facilities are located in New York and one is located in Virginia.  Two of the construction projects are expected to be completed during 2015 and three are expected to be completed during 2016.

Third-Party Management

At March 31, 2015, the Company’s third-party management program included 181 facilities totaling 11.2 million square feet.  During the quarter ended March 31, 2015, the Company added 13 properties to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at March 31, 2015 included 361 facilities containing approximately 24.3 million rentable square feet, or approximately 83.6% of the aggregate rentable square feet of the Company’s 428 owned facilities.  These same-store facilities represented approximately 86.3% of property net operating income for the quarter ended March 31, 2015.

Same-store physical occupancy at period-end for the first quarter of 2015 was 91.2%, compared with 89.3% for the same quarter of last year.  Same-store revenues for the first quarter of 2015 increased 7.0%, and same-store operating expenses increased 2.0% from the same quarter in 2014.  Same-store net operating income increased 9.5%, as compared with the same period in 2014.

Operating Results

At March 31, 2015, the Company’s total owned portfolio included 428 properties containing 29.0 million rentable square feet and had a physical occupancy of 90.3%.

Revenues increased $16.4 million and property operating expenses increased $5.1 million in the first quarter of 2015, as compared with the same period in 2014.  Increases in revenues were primarily attributable to increased net effective rent growth and occupancy levels in the same-store portfolio and revenues generated from property acquisitions.  Increases in property operating expenses were primarily attributable to $4.3 million of increased expenses associated with newly-acquired facilities as well as increased expenses on the same-store portfolio.

Interest expense decreased from $11.9 million during the three months ended March 31, 2014 to $11.1 million during the three months ended March 31, 2015, a decrease of $0.8 million.  The decrease is attributable to lower rates on the credit facility and term loan facility compared to 2014 as a result of our credit ratings upgrade and a lower amount of outstanding debt in 2015.  The weighted average effective interest rate on our outstanding debt decreased from 3.99% for the three months ended March 31, 2014 to 3.76% for the three months ended March 31, 2015, while the average debt balance during the three months ended March 31, 2015 decreased approximately $14 million from the same period in 2014, from $1,189 million to $1,175 million.

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The Company reported net income attributable to the Company’s common shareholders of $6.9 million, or $0.04 per common share, in the first quarter of 2015, compared with net income attributable to the Company’s common shareholders of $3.0 million, or $0.02 per common share, in the first quarter of 2014.

Financing Activity

During the quarter, the Company sold 1.2 million common shares of beneficial interest through its “at the market” equity program (“ATM”) at an average sales price of $24.62 per share, resulting in net proceeds of $29.4 million, after deducting offering costs.   At March 31, 2015, the Company had 8.0 million shares available for issuance under the existing equity distribution agreements.

On April 22, 2015, the Company amended its credit facility comprised of a $200 million unsecured term loan and a $300 million unsecured revolving facility.  With respect to the unsecured revolving facility, among other things, the amendment increased the size of the facility from $300 million to $500 million, decreased the pricing and extended the maturity date from June 18, 2017 to April 22, 2020.

Quarterly Dividend

On February 24, 2015, the Company declared a dividend of $0.16 per common share.  The dividend was paid on April 15, 2015 to common shareholders of record on April 1, 2015.

Also on February 24, 2015, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares.  The dividend was paid on April 15, 2015 to holders of record on April 1, 2015.

2015 Financial Outlook

“Due primarily to strong first quarter performance, we are raising our annual FFO guidance range and same-store operating metrics for 2015,” noted Chief Financial Officer Tim Martin. “We remain disciplined in our strategy to fund the Company’s external growth, utilizing a balance of cash flow, ATM equity proceeds and bank borrowings in a manner consistent with our balance sheet objectives and investment grade profile.”

The Company is adjusting its previously issued estimates as well as underlying assumptions, and now expects that its fully diluted FFO per share, as adjusted, for 2015 will be between $1.15 and $1.19 (previously between $1.14 and $1.19), and that its fully diluted net income per share for the period will be between $0.20 and $0.24 (previously between $0.19 and $0.24). The Company’s estimate is based on the following key operating assumptions:

•                 For 2015, a same-store pool consisting of 361 assets totaling 24.3 million square feet

•                 Same-store net operating income (“NOI”) growth of 6.25% to 7.25% over 2014 (previously 6.0% to 7.0%), driven by revenue growth of 5.25% to 6.25% (previously 5.0% to 6.0%) and expense growth of 3.0% to 3.75% (previously 3.0% to 4.0%)

•                 General and administrative expenses of approximately $28.5 million to $29.5 million

Key investment and financing assumptions include:

•                 Impact of development activity:

o                Three new facilities opened in 2014 for a total investment of $80.3 million

o                Four new facilities are expected to open in 2015 for a total investment of $58.4 million

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o                Guidance includes approximately $0.03 per share of dilution in 2015 related to this development activity

•                 Impact of acquisition activity:

o                Acquired seven facilities for $49.3 million as of the date of this release

•                 Impact of financing activity:

o                Our guidance contemplates funding 2015 debt maturities and our acquisition and development commitments with long-term capital

o                The impact to 2015 earnings will depend on the amount, timing, cost and form of capital we raise

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2015, the Company is targeting $100 million to $150 million of acquisitions, excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above.

2015 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.20	to	$0.24
Plus: real estate depreciation and amortization	0.95		0.95
FFO per diluted share, as adjusted	$1.15	to	$1.19

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending June 30, 2015 will be between $0.28 and $0.29, and that its fully diluted earnings per share for the period will be between $0.04 and $0.05.

2nd Quarter 2015 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.04	to	$0.05
Plus: real estate depreciation and amortization	0.24		0.24
FFO per diluted share, as adjusted	$0.28	to	$0.29

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, May 1, 2015 to discuss financial results for the three months ended March 31, 2015.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10063723.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart’s website for 30 days.  In addition, a telephonic replay of the call will be available through May 30, 2015.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10063723.

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Supplemental operating and financial data as of March 31, 2015 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2015 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company’s facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): income from discontinued operations, gains from disposition of discontinued operations, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

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Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•        national and local economic, business, real estate and other market conditions;

•        the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•        the execution of our business plan;

•        the availability of external sources of capital;

•        financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•        increases in interest rates and operating costs;

•        counterparty non-performance related to the use of derivative financial instruments;

•        our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•        acquisition and development risks;

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•        increases in taxes, fees, and assessments from state and local jurisdictions;

•        risks of investing through joint ventures;

•        changes in real estate and zoning laws or regulations;

•        risks related to natural disasters;

•        potential environmental and other liabilities;

•        other factors affecting the real estate industry generally or the self-storage industry in particular; and

•        other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

First Quarter 2015	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31,	December 31,
	2015	2014

ASSETS
Storage facilities	$3,178,202	$3,117,198
Less: Accumulated depreciation	(520,114)	(492,069)
Storage facilities, net (including VIE assets of $60,744 and $49,829, respectively)	2,658,088	2,625,129
Cash and cash equivalents	3,017	2,901
Restricted cash	3,675	3,305
Loan procurement costs, net of amortization	10,173	10,653
Investment in real estate venture, at equity	93,918	95,709
Other assets, net	39,129	48,642
Total assets	$2,808,000	$2,786,339

LIABILITIES AND EQUITY
Unsecured senior notes	$500,000	$500,000
Revolving credit facility	80,000	78,000
Unsecured term loans	400,000	400,000
Mortgage loans and notes payable	196,868	195,851
Accounts payable, accrued expenses and other liabilities	70,116	69,198
Distributions payable	28,480	28,137
Deferred revenue	16,242	15,311
Security deposits	399	401
Total liabilities	1,292,105	1,286,898

Noncontrolling interests in the Operating Partnership	54,446	49,823

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	31	31
Common shares $.01 par value, 200,000,000 shares authorized, 166,151,060 and 163,956,675 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1,661	1,639
Additional paid-in capital	2,011,695	1,974,308
Accumulated other comprehensive loss	(9,835)	(8,759)
Accumulated deficit	(543,860)	(519,193)
Total CubeSmart shareholders’ equity	1,459,692	1,448,026
Noncontrolling interests in subsidiaries	1,757	1,592
Total equity	1,461,449	1,449,618
Total liabilities and equity	$2,808,000	$2,786,339

First Quarter 2015	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014

REVENUES
Rental income	$91,556	$75,714
Other property related income	10,543	10,147
Property management fee income	1,589	1,406
Total revenues	103,688	87,267
OPERATING EXPENSES
Property operating expenses	37,431	32,290
Depreciation and amortization	37,895	28,115
General and administrative	7,173	6,569
Acquisition related costs	510	1,679
Total operating expenses	83,009	68,653
OPERATING INCOME	20,679	18,614
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(11,057)	(11,871)
Loan procurement amortization expense	(546)	(541)
Equity in losses of real estate venture	(238)	(1,369)
Other	(316)	(593)
Total other expense	(12,157)	(14,374)

INCOME FROM CONTINUING OPERATIONS	8,522	4,240

DISCONTINUED OPERATIONS
Income from discontinued operations	-	336
Total discontinued operations	-	336
NET INCOME	8,522	4,576
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(91)	(49)
Noncontrolling interest in subsidiaries	3	3
NET INCOME ATTRIBUTABLE TO THE COMPANY	8,434	4,530
Distribution to preferred shareholders	(1,502)	(1,502)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$6,932	$3,028

Basic earnings per share from continuing operations attributable to common shareholders	$0.04	$0.02
Basic earnings per share from discontinued operations attributable to common shareholders	0.00	0.00
Basic earnings per share attributable to common shareholders	$0.04	$0.02

Diluted earnings per share from continuing operations attributable to common shareholders	$0.04	$0.02
Diluted earnings per share from discontinued operations attributable to common shareholders	0.00	0.00
Diluted earnings per share attributable to common shareholders	$0.04	$0.02

Weighted-average basic shares outstanding	165,502	140,219
Weighted-average diluted shares outstanding	167,165	142,774

AMOUNTS ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS:
Income from continuing operations	$6,932	$2,697
Total discontinued operations	-	331
Net income	$6,932	$3,028

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Same-store facility results (361 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three months ended March 31,		Percent
	2015	2014	Change

REVENUES

Net rental income	$78,045	$72,883	7.1%
Other property related income	8,435	7,958	6.0%

Total revenues	86,480	80,841	7.0%

OPERATING EXPENSES
Property taxes	9,015	8,367	7.7%
Personnel expense	8,020	7,698	4.2%
Advertising	1,232	1,331	-7.4%
Repair and maintenance	883	926	-4.6%
Utilities	3,231	3,371	-4.2%
Property insurance	801	791	1.3%
Other expenses	4,664	4,813	-3.1%

Total operating expenses	27,846	27,297	2.0%

Net operating income (1)	$58,634	$53,544	9.5%

Gross margin	67.8%	66.2%

Period end occupancy (2)	91.2%	89.3%

Period average occupancy (3)	90.7%	88.9%

Total rentable square feet	24,290	24,290

Realized annual rent per occupied square foot (4)	$14.17	$13.50	5.0%

Scheduled annual rent per square foot (5)	$15.19	$14.70	3.3%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$58,634	$53,544
Non same-store net operating income (1)	9,281	2,854
Indirect property overhead (6)	(1,658)	(1,421)
Depreciation and amortization	(37,895)	(28,115)
General and administrative expense	(7,173)	(6,569)
Acquisition related costs	(510)	(1,679)

Operating Income	$20,679	$18,614

(1)

Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)	Represents occupancy at March 31 of the respective year.
(3)	Represents the weighted average occupancy for the period.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.
(6)	Includes property management income earned in conjunction with managed properties.

First Quarter 2015	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2015	2014

Net income attributable to the Company’s common shareholders	$6,932	$3,028

Add (deduct):
Real estate depreciation and amortization:
Real property	37,464	27,710
Company’s share of unconsolidated real estate ventures	1,776	3,240
Noncontrolling interests in the Operating Partnership	91	49

FFO	$46,263	$34,027

Add:
Acquisition related costs	510	1,679

FFO, as adjusted	$46,773	$35,706

Earnings per share attributable to common shareholders - basic	$0.04	$0.02
Earnings per share attributable to common shareholders - fully diluted	$0.04	$0.02
FFO per share and unit - fully diluted	$0.27	$0.23
FFO, as adjusted per share and unit - fully diluted	$0.28	$0.25

Weighted-average basic shares outstanding	165,502	140,219
Weighted-average diluted shares outstanding	167,165	142,774
Weighted-average diluted shares and units outstanding	169,421	145,043

Dividend per common share and unit	$0.16	$0.13
Payout ratio of FFO, as adjusted	57%	52%

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